Exhibit 10.4

Execution Version

Clinical Trial Management Agreement

This Clinical Trial Management Agreement (“Agreement”) is entered into as of [__], 2026 (“Effective Date”) by and between Oratech Pharma, Inc., a Nevada corporation (“Sponsor”) and Oramed Ltd., a company limited by shares organized under the laws of the State of Israel (“Company”). This Agreement and the commencement of Services are expressly subject to and conditioned upon the written approval of Lifeward Ltd., a company limited by shares organized under the laws of the State of Israel.

RECITALS

WHEREAS, Sponsor is engaged in the development and clinical research of the Study Drug (as defined below);

WHEREAS, Sponsor desires to retain Company, and Company desires to manage all aspects of the Study involving the Study Drug in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

1.1 “Affiliate” means any person or entity, who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Sponsor or Company.

1.2 “Business Day” means a day other than a Saturday, Sunday, or any public holiday in the place where the applicable obligations are to be performed.

1.3 “Confidential Information” means any information that is treated as confidential by a party, or its Affiliates or Representatives, or that, due to the nature of its subject matter or the circumstances surrounding its disclosure, would reasonably be understood to be non-public, confidential, or proprietary, whether in oral, written, electronic, or other form or media, regardless of whether or not such information is marked, designated, or otherwise identified as “confidential.” Confidential information, for purposes of this Agreement, shall include without limitation, all information concerning the Study, Study Drug, and Intellectual Property Rights. Confidential Information shall not include information that: (i) was already known by or in the possession of the receiving party or their Affiliates or Representatives without restriction on use or disclosure before the Effective Date; (ii) was or is independently developed by the receiving party without reference to or use of any of the disclosing party’s Confidential Information; (iii) was or becomes generally known by the public other than as a result of any breach of this Agreement, or other wrongful act, of the receiving party or their Affiliates or Representatives; or (iv) was or becomes available to the receiving party or their Affiliates or Representatives from a third party who was not, at the time, under an obligation to the disclosing party or their Affiliates or Representatives or any other person to maintain the confidentiality of such information.

1.4 “CTA” means a clinical trial agreement with an investigator or clinical site.

1.5 “Deliverables” means all documents, work product, and other materials that are prepared by or on behalf of Company in the course of performing the Services or are delivered to Sponsor under this Agreement including the Trial Master File.

1.6 “FDA” means the United States Food and Drug Administration.

1.7 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations.

1.8 “Indemnitee” means a Company Indemnitee or a Sponsor Indemnitee.

1.9 “Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of governmental authority having jurisdiction.

1.10 “Protocol” means the written protocol for the Study prepared by Company for and on behalf of Sponsor, as may be amended from time to time with written notice to Sponsor, which Protocol shall be attached hereto as Appendix A and made a part of this Agreement.

1.11 “Regulatory Authority” means any governmental authority having jurisdiction over any of the activities contemplated by this Agreement, including the FDA.

1.12 “Representative” means a party’s and its Affiliates’ employees, officers, directors, agents, attorneys, and third-party advisors.

1.13 “Services” means the management and administrative services in connection with the Study and general clinical research activities, including the Study start-up, site selection and activation, trial management, vendor oversight, monitoring, data collection and management, acquisition of Study Drug supply, quality assurance auditing, safety reporting, regulatory affairs consulting, submission, and support, and other services reasonably necessary to reach Study Completion.

1.14 “Study” means the clinical trial of Study Drug described by the Protocol.

1.15 “Study Completion” means the earliest to occur of: (a) completion of the Study with final cleaned data on sixty (60) enrolled Study participants in accordance with the Protocol, or (b) the date on which the Study is terminated early as set forth in this Agreement, in which case Study Completion shall be deemed to occur upon Company’s completion of all close-out activities and delivery of all Study data and Study records generated up to such termination.

1.16 “Study Drug” means Sponsor’s investigational oral insulin capsule product.

1.17 “Trial Master File” means a paper or electronic file that includes all of the documents that Sponsor must record and retain to demonstrate that it has met its obligations for the conduct of the Study.

1.18 “Vendor” means a person or entity other than Sponsor, Company, or any of their respective Affiliates that provides materials or services related to the Services, including subcontractors.

2. Services.

2.1 Services to be provided by Company. Sponsor hereby engages Company on an exclusive basis to provide the Services through Study Completion. Company shall use commercially reasonable efforts to perform the Services in compliance with the Protocol, this Agreement and applicable Law and regulations, including current Good Clinical Practice (“cGCP”) regulation found at Title 21 CFR Part 312. Company shall ensure that all clinical investigators engaged in the Study shall each individually complete a Form FDA 3454 consistent with the FDA regulatory requirements under 21 C.F.R. Part 54. Company shall communicate with the relevant institutional review board (“IRB”) as necessary to obtain the IRB’s approval to carry out the Study. Company will perform the Services in a professional manner consistent with industry standards and in accordance with its standard operating procedures (which Sponsor may review upon request). Company will not permit enrollment of participants in the Study unless and until IRB approval has been obtained and the Study participant has received and agreed to the Sponsor-approved informed consent form applicable for the Study. Company shall use commercially reasonable efforts to meet Study participant enrollment estimates, but cannot guarantee that enrollment numbers or timelines will be met; provided that Study Completion requires receipt of final data on sixty (60) enrolled Study participants. Company will not deviate from the Protocol except to the extent necessary to protect the safety, rights, or welfare of subjects enrolled in the Study, for immaterial deviations that do not significantly affect a Study subject’s safety, rights, or welfare or compromise the Study data’s integrity (e.g., scheduling issues), or as mutually agreed by the parties in writing. Company will track and promptly report to Sponsor any deviation to the Protocol of which it becomes aware. In the event Company believes that the Study cannot be performed or would be infeasible to perform, Company will promptly notify Sponsor, and the parties will discuss in good faith to determine whether the Study should be paused or delayed or whether Sponsor should take over the performance of any of the Services.

2.2 Study Records. During the Term of this Agreement, Company shall maintain materials and data obtained by or generated by Company in the course of providing Services, including computerized records and files. Such computerized or electronic record maintenance and storage shall comply with 21 C.F.R. Part 11, to the extent applicable. Upon termination or expiration of this Agreement, the continued retention of materials and data relating to the Protocol and/or the Study Drug obtained or generated by Company in the course of providing the Services is Sponsor’s responsibility. Company shall (at Sponsor’s risk, cost, and expense) deliver such materials and data to Sponsor as is then currently in its possession. Notwithstanding the foregoing, Company shall be entitled to retain copies of such materials and data as reasonably necessary to comply with applicable Law and other regulatory and business purposes in accordance with Company’s records retention schedules, subject to the confidentiality obligations set forth in Section 6.

2.3 Transfer of Obligations. To the extent required by Title 21 C.F.R. Section 312.52, the parties agree that Sponsor transfers all of its responsibilities under Title 21 C.F.R. Part 312, Subpart D, to Company.

2.4 Communication and Cooperation. Company will keep Sponsor reasonably informed of progress of the Study and will consult with Sponsor on issues relating to the Study as needed. Sponsor will, and will cause its Representatives to, fully cooperate with Company in providing accurate and up to date information, taking prompt action and executing documents, as appropriate, to enable Company to perform the Services or any regulatory obligations delegated to Company pursuant to Section 2.3 or achieve the objectives of this Agreement. This includes but is not limited to executing agreements with Vendors or Study sites and investigators as reasonably requested by Company.

3. Compensation and Payment.

3.1 Compensation. Sponsor shall pay Company the fees for the Services actually provided (“Service Fees”) as invoiced by Sponsor. In addition, Sponsor will reimburse Company for all reasonable out-of-pocket expenses actually incurred by Company in providing the Services (including but not limited to drug labeling, IRB fees, third-party drug storage and distribution, translations, shipping, travel and lodging), and payments made on behalf of Sponsor to third parties and vendors, such as clinical sites, if applicable (“Pass-Through Costs”). The Service Fees and the Pass-Through Costs under this Agreement shall not exceed: (i) the Company Net Cash (as defined in that certain Share Purchase Agreement between the Sponsor, Lifeward Ltd. and Oramed Pharmaceuticals, Inc.); (ii) plus any interest actually accrued by the Sponsor on the Company Net Cash and (iii) less any direct costs and expenses of Sponsor actually incurred by Sponsor in performance of the Study (collectively the “Aggregate Amount”) in the aggregate, and any Pass-Through Costs or other expenses incurred by the Company in providing the Services in excess of the Aggregate Amount shall be borne entirely by the Company. For the avoidance of doubt, Company will bear one hundred percent (100%) of the costs and expenses of pursuing Study Completion following Sponsor meeting the Aggregate Amount in Service Fees and Pass-Through Costs. Promptly following the Effective Date (or such later date as Company receives the necessary information from contractors and third parties), Company shall prepare an estimated budget setting forth its anticipated expenses and Service Fees; provided, however, that such budget is for informational purposes and actual expenses and Service Fees may vary from the estimated budget; and provided, further that in the event Company has not provided such budget within thirty days following the Effective Date due to missing information from contractors and third parties, Sponsor may reasonably request, and Company will promptly provide, an interim budget including Company’s reasonable estimates of expected expenses for such contractors and third parties, which may be adjusted later by Company to incorporate information regarding expenses for such contractors and third parties when received by Company.

3.2 Payment Terms. Company shall invoice Sponsor on a quarterly basis for Service Fees and Pass-Through Costs incurred up to the Aggregate Amount in U.S. Dollars. Invoices shall contain sufficient detail to identify Pass-Through Costs and Service Fees. Detailed expense reports or back-up documentation including actual expense receipts shall be provided at Sponsor’s reasonable written request. Sponsor shall pay all undisputed invoiced amounts within thirty (30) days from the date of Company’s invoice. Company may suspend performance on written notice for non-payment of undisputed amounts more than thirty (30) days overdue.

3.3 Payment Disputes. If Sponsor in good faith believes that some portion of the amount invoiced is in error, Sponsor will pay all undisputed amounts when due and will notify Company in writing of the dispute within fifteen (15) days of receipt of the invoice, specifying in reasonable detail the nature of the dispute and identifying the portion of the invoice disputed. The parties will work together in good faith to promptly resolve such dispute.

3.4 Payment after Termination. Upon termination of this Agreement pursuant to Section 4 below, Sponsor shall pay Company for all Services and Pass-Through Costs actually incurred in the performance of the Services through the date of termination and other non-cancellable expenses incurred in accordance with Section 3.1, and any wind-down related services or costs invoiced to Sponsor pursuant to Section 4.3; provided that in no such event will such payments exceed the Aggregate Amount, and any such wind-down costs following Sponsor meeting the Aggregate Amount will be borne in their entirety by Company.

3.5 Taxes. Company will be responsible for taxes based on its net income. Sponsor shall pay any taxes imposed upon any payments made to Company hereunder by any governmental authority, including without limitation any sales, use, service, or excise tax. Sponsor shall also pay any taxes or other assessments Company incurs in performance of the Services (excluding income taxes of Company).

4. Term and Termination.

4.1 Term. The term of this Agreement will commence on the Effective Date and continue until Study Completion unless earlier terminated as provided in this Section 4 (“Term”).

4.2 Termination of Agreement.

(a) [RESERVED].

(b) Either party may terminate this Agreement immediately upon written notice to the other party in the event (a) the Study is terminated by a Regulatory Authority; or (b) such termination is necessary to protect the welfare and safety of Study participants in the Study in the reasonable, good faith medical opinion of either party; provided, however, that if this Agreement is terminated pursuant to this Section 4.2(b) or by Company pursuant to Section 4.2(c), any remaining Company Net Cash (plus any interest actually accrued by Sponsor on the Company Net Cash) shall be paid or otherwise distributed to Company.

(c) Either party may terminate this Agreement upon written notice to the other party for a material breach of this Agreement, if that breach is not cured within thirty (30) days of delivery of the written notice to the other party.

(d) This Agreement may be terminated immediately upon mutual written consent of the parties or at such time as the parties may agree in the written consent.

(e) This Agreement may be terminated by either party upon fifteen (15) days’ prior written notice if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it (and does not obtain a dismissal within ninety (90) days) a petition in bankruptcy, or has a receiver appointed for it or a substantial part of its assets.

4.3 Wind-Down. Upon notice of early termination of this Agreement, Company and Sponsor shall reasonably cooperate to provide for an orderly wind-down of the Services provided by Company under this Agreement. Section 3.4 will apply with respect to any associated costs for wind-down of the Services. Company shall return any unused pharmaceutical form of an active ingredient, placebo, or Study Drug to Sponsor. The parties recognize that early termination of this Agreement requires both discussion and coordination between the parties to ensure patient safety, continuity of treatment for safety reasons if appropriate, and transfer of Study documentation such as the Trial Master File and an orderly transfer of regulatory obligations in compliance with applicable Law.

4.4 Provisions Surviving Termination. The terms contained in Section 2.2, Section 3.4, Section 4.3, Section 4.4, Section 6, Section 7, Section 9, Section 10, and Section 12 hereof shall survive termination of this Agreement.

5. Third Party Agreements.

5.1 Use of Third-Party Vendors. Company may use Vendors to provide materials in connection with the Services, or to perform part of the Services, including but not limited to contracting with other contract research organizations, in each case, subject to Sponsor’s written consent, which will not be unreasonably withheld. Company will remain responsible for all Services performed by such Vendors to the same extent as if such Services were directly performed by Company. To the extent Sponsor contracts directly with a Vendor to provide materials or services related to the Study, such arrangement must be approved in writing and in advance by Company and Company shall manage and oversee such arrangement, including making payments to the Vendor on Sponsor’s behalf. Payments to any Vendor (including any Vendor contracted directly with Sponsor) shall be treated as Pass-Through Costs under this Agreement.

5.2 Clinical Trial Agreements. Sponsor hereby authorizes Company and Company Affiliates, if applicable, to execute such CTAs and related agreements with investigators, hospitals, or research institutions as part of the Services on behalf and (where applicable) as agent of Sponsor; provided, however, Company signs CTAs as Sponsor’s agent and has no obligation to sign CTAs on nonstandard terms increasing Company’s liability beyond this Agreement. Company shall administer and disburse payments to the investigators, hospitals or research institutions. Sponsor shall provide adequate funds to Company for such payments in accordance with a schedule prepared by Company, subject to Section 3.1.

6. Confidentiality.

6.1 Use of Confidential Information. Each party shall not use the other party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement. Each party shall maintain the other party’s Confidential Information in confidence, using the same degree of care, but no less than reasonable care, as it uses to protect its own Confidential Information. The receiving party shall not disclose the disclosing party’s Confidential Information to any person or entity, except to the receiving party’s Affiliates, Representatives, independent contractors and outside consultants who:

(a) have a need to know such Confidential Information to assist such party, or act on its behalf, to exercise their rights, or to perform their obligations under this Agreement;

(b) are made aware of the Confidential Information’s confidential and/or proprietary nature; and

(c) are bound by a written obligation to protect such confidential and/or proprietary information.

6.2 Response to Subpoena or Administrative Order. In the event the receiving party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the disclosing party, the receiving party will, to the extent permitted by applicable Law, give the disclosing party prompt notice of such fact so that disclosing party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. The receiving party shall fully cooperate with the disclosing party in connection with the disclosing party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the disclosing party waives such compliance, the receiving party will make such disclosure only to the extent that such disclosure is legally required.

6.3 Return of Information. Upon termination or expiration of this Agreement or at the disclosing party’s written request, the receiving party shall return or destroy all Confidential Information provided by the disclosing party, including any copies thereof made by the receiving party. Notwithstanding the foregoing, the receiving party may retain copies of the disclosing party’s Confidential Information as is reasonably necessary for regulatory purposes and to verify the scope of its confidentiality obligations herein, subject to the ongoing obligation to maintain the confidentiality of such information.

6.4 Remedy. Each party acknowledges that disclosure or distribution of the other’s Confidential Information or use of the information contrary to the terms of this Agreement may cause irreparable harm for which damages at Law may not be an adequate remedy. Accordingly, the disclosing party hereunder may seek to enforce the provisions of this Agreement prohibiting disclosure, distribution, or use of its Confidential Information contrary to the provisions of this Agreement in a court of competent jurisdiction, in addition to any and all other remedies available at Law or in equity.

6.5 Privacy Laws. Company and Sponsor shall comply with all applicable Law relating to protection of the personal information of Study subjects, including the Standards for Privacy of Individually Identifiable Health Information (Privacy Rule) under HIPAA, to the extent applicable. The parties shall reasonably cooperate to execute any additional data processing agreements or terms as required by applicable Law.

7. Intellectual Property.

7.1 No Implied License. Except as otherwise expressly provided in this Agreement, under no circumstances will a party obtain any ownership interest or other right, title, or interest in or to any other Intellectual Property Rights or Confidential Information of the other party, whether by implication, estoppel, or otherwise, including any information or materials delivered or otherwise made available by the other party, at any time pursuant to this Agreement.

7.2 Sponsor Intellectual Property. Subject to Section 7.3, all intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how, data and other Confidential Information, together with all of the goodwill associated therewith, derivative works and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) created by or on behalf of Company in the course of performing the Services that exclusively or primarily relate to the Services and Deliverables shall be owned by Sponsor (collectively, “Sponsor IP Rights”); provided that any Intellectual Property Rights created that do not exclusively or primarily relate to the Services will be retained by Company. For the sake of clarity, all Study data and results will be owned by Sponsor. Company hereby assigns, and shall cause its Affiliates, Representatives, agents, independent contractors, and outside consultants to assign to Sponsor, in each case without additional consideration, all rights, title and interest in and to the Sponsor IP Rights. Upon Sponsor’s reasonable request and at Sponsor’s sole cost, Company shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be reasonably necessary to assist Sponsor to prosecute, register, perfect or record its rights in or to any Sponsor IP Rights. Sponsor shall reimburse Company for reasonable time spent and expenses reasonably and actually incurred in assisting Sponsor to secure Sponsor IP Rights. Upon any termination or expiration of this Agreement, Company will promptly deliver to Sponsor any Sponsor IP Rights developed through such termination or expiration.

7.3 Company Intellectual Property. Notwithstanding anything to the contrary contained in this Agreement, Company and its licensors are, and shall remain, the sole and exclusive owners of all right, title, and interest in and to all designs, utilities, tools, models, methodologies, programs, systems, analysis frameworks, leading practices, know-how, specifications, and other materials provided by or used by Company in connection with performing the Services, in each case developed or acquired by or on behalf of Company prior to, or independent of, Company’s performance under this Agreement (collectively, the “Pre-Existing Materials”), including all Intellectual Property Rights therein including all modifications or enhancements to such intellectual property developed in the course of performing the Services to the extent such modifications or enhancements do not rely upon or require the use of the Study Drug or Sponsor’s Confidential Information. Company hereby grants to Sponsor (or its designee) a perpetual, irrevocable, worldwide, non-exclusive, fully paid, royalty-free right and license to use such Pre-Existing Materials solely as to the extent incorporated in, combined with or otherwise necessary for the use or exploitation of the Deliverables and Study data for Sponsor’s development, regulatory, manufacturing, and commercialization of the Study Drug and related products.

7.4 Licenses. Sponsor agrees to grant such licenses during the term of this Agreement, without requirement of additional consideration, under its Intellectual Property Rights solely to the extent necessary or reasonably useful for Company to perform its obligations under this Agreement.

8. Audits and Inspections.

8.1 Government Inspections. Company shall promptly notify Sponsor of any material findings from any inspections or investigations by any Regulatory Authority regarding any facilities or procedures directly related to Services performed under this Agreement. If requested by Sponsor, Company shall provide copies to Sponsor of any material report issued by the Regulatory Authority that is directly related to the Study to the extent permitted, including any FDA Form 483, warning letters, or other reports.

8.2 Sponsor Audits or Inspections of Company. Sponsor may, upon reasonable notice to Company, and on mutually agreed dates during normal business hours, inspect and review the facilities and procedures of Company and all books, records and other data directly related to the performance of any Services no more than once per twelve (12)-month period, unless (a) cause exists based on a material compliance concern, or (b) required by a Regulatory Authority. Audits shall be conducted to minimize disruption. Company may reasonably redact third-party confidential information or materials unrelated to the Study.

9. Indemnification.

9.1 Indemnification by Sponsor. Sponsor shall indemnify, defend, and hold harmless Company and its Affiliates, and the employees, officers, directors, contractors, and agents of each (each, a “Company Indemnitee”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (“Losses”) arising out of or resulting from any third-party claim, suit, action, or proceeding (“Third-Party Claim”) resulting from: (a) use of the Study Drug or performance of any Study related procedures in accordance with the Protocol (and any deviations necessary to protect the health, safety or welfare of a Study subject), including any bodily injury, death of any person, product liability, or damage to real or tangible personal property; (b) any actual or alleged infringement or misappropriation of any intellectual property right arising from or related to the Study Drug; (c) Sponsor’s use of the Study data; or (d) the negligence, gross negligence or willful misconduct or breach of this Agreement by Sponsor.

9.2 Indemnification by Company. Company shall indemnify, defend, and hold harmless Sponsor and its Affiliates, and the employees, officers, directors, contractors, and agents of each (each, a “Sponsor Indemnitee”) from and against related Losses arising out of any Third-Party Claim resulting from (a) the performance of the Services by any Company Indemnitee or (b) the negligence, gross negligence or willful misconduct or breach of this Agreement by Company, except to the extent Sponsor is obligated to indemnify a Company Indemnitee under Section 9.1.

9.3 Terms of Indemnification. The Indemnitee shall promptly notify the party from whom it is seeking indemnification (“Indemnifying Party”) of any Third-Party Claim provided, however, that the Indemnitee’s failure to provide prompt notification shall not forfeit the Indemnifying Party’s indemnification obligations except to the extent such delay is proven to actually and materially prejudice the Indemnifying Party. The Indemnifying Party shall keep the Indemnitee reasonably and timely informed of all material developments, provide copies of material pleadings and settlement communications, and reasonably consult with the Indemnitee regarding strategy. The Indemnifying Party shall defend any such Third-Party Claim for which it is obligated to provide indemnification under this Section 9 with counsel reasonably acceptable to the Indemnitee. If a conflict of interest exists; the claim seeks non-monetary relief or could reasonably be expected to affect the Indemnitee’s business, operations, regulatory standing, or Intellectual Property Rights; or the Indemnifying Party fails to diligently defend, the Indemnitee may retain separate counsel at the Indemnifying Party’s reasonable expense and the Indemnifying Party shall advance such cost (including reasonable attorneys’ and experts’ fees) within thirty (30) days of invoice, subject to true-up at resolution. The Indemnifying Party shall control the defense of any such Third-Party Claim, provided, however, that the Indemnifying Party shall not settle or admit liability without the Indemnitee’s written consent, which will not be unreasonably withheld.

9.4 Exclusion of Consequential and Other Indirect Damages. EXCEPT (A) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 6, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 9, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.5 Limitation on Liability. EXCEPT IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 6, IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE GREATER OF (A) AMOUNTS PAID OR PAYABLE BY SPONSOR TO COMPANY UNDER THIS AGREEMENT, OR (B) THE AMOUNTS ACTUALLY RECOVERED BY THE LIABLE PARTY UNDER APPLICABLE INSURANCE POLICIES IN RESPECT OF THE CLAIM(S) GIVING RISE TO SUCH LIABILITY (NET OF ANY DEDUCTIBLES, RETENTIONS, AND REASONABLE COSTS OF RECOVERY). THE FOREGOING LIMITATION OF LIABILITY APPLIES IN THE AGGREGATE TO ALL CLAIMS ARISING FROM A GIVEN EVENT.

10. Insurance. Each party will have and maintain such types and amounts of insurance covering its activities under this Agreement as is (a) normal and customary in the pharmaceutical industry generally for parties similarly situated and (b) otherwise required by applicable Law. Without derogating from the foregoing obligations, Company and Sponsor will have and maintain commercial general liability, clinical trial, and product liability insurance covering the Study. Such insurance shall name the other party as an additional insured. Each party shall give the other party at least thirty (30) days’ prior written notice of cancellation or non-renewal. Each party shall provide copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Section 10 to the other party upon such other party’s request. The cost of all such insurance required pursuant to this Section 10 shall be a Pass-Through Cost pursuant to Section 3.1.

11. Debarment. Each party hereby represents and warrants that:

11.1 No Current Exclusion. Neither it nor their respective Affiliates, employees, officers, directors, contractors, or agents have ever been:

(a) debarred or subject to debarment;

(b) convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a; or

(c) under indictment for a crime for which a person or entity could be debarred under Section 335a.

11.2 Continuing Obligation to Report. Each party shall immediately notify the other party in writing if, during the Term, the party has reason to believe that it or its Affiliates, or any employee, officer, director, contractor, consultant, or agent of the party that renders services related to the Study is or will be:

(a) debarred or subject to debarment;

(b) convicted of a crime under 21 U.S.C. Section 335a; or

(c) under indictment under said Section 335a.

12. Miscellaneous.

12.1 Further Assurances. Upon a party’s reasonable request, the other party shall, at the requesting party’s sole cost and expense, execute and deliver such documents and instruments, and take all such further actions necessary to give full effect to this Agreement.

12.2 Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties and, except as expressly set forth in Section 5, neither party shall have authority to contract for or bind the other party in any manner whatsoever.

12.3 Public Announcements. Neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other party, which will not be unreasonably withheld, or as otherwise required by Law.

12.4 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage prepaid). Such communications must be sent to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.4:

If to Sponsor:

Lifeward Ltd.
200 Donald Lynch Blvd.
Marlborough, MA 01752
Attn:	William Mark Grant; Almog Adar
Email:	mark.grant@golifeward.com; almog.adar@golifeward.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
3025 John F Kennedy Blvd
Philadelphia, PA 19104
Attn:	Rachael M. Bushey; Jennifer Porter
Email:	RBushey@goodwinlaw.com; JPorter@goodwinlaw.com

and to:

Goldfarb Gross Seligman & Co.
1 Azrieli Center, Round Building
Tel Aviv 6701101 Israel
Attn:	Aaron M. Lampert; Ephraim P. Friedman
Email:	aaron.lampert@goldfarb.com; ephraim.friedman@goldfarb.com

If to Company:

Oramed Ltd.
20 Mamilla Ave
Jerusalem, Israel 9414904
Attn:	Joshua Hexter
Email:	josh@oramed.com

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP
1221 McKinney Street
Suite 4000
Houston, TX 77010
Attn:	Simin Sun
Email:	simin.sun@haynesboone.com

12.5 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; (e) the words “shall” and “will” have the same meaning and can be used interchangeably; and (f) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

12.6 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.7 Entire Agreement. This Agreement, including any attached exhibits or appendices, represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations, or agreements, either written or oral, regarding this subject matter.

12.8 Assignment. Neither party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations, under this Agreement, in each case whether voluntarily, involuntarily, by operation of Law, or otherwise, without the other party’s prior written consent, except, with respect to a delegation or transfer, as expressly set forth herein; provided, however, that either party may assign this Agreement without consent of the other party to an Affiliate or in connection with any merger, consolidation, or sale of all or substantially all of its assets. No delegation or other transfer will relieve a party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 12.8 is void. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

12.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity (other than an Indemnitee) any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

12.10 Amendment; Modification; Waiver. No amendment to or modification of or rescission, termination, or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination, or discharge of this Agreement and signed by an authorized Representative of each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.11 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement nor invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.12 Force Majeure. No party will be liable for any delay or failure to perform as required by this Agreement to the extent that such delay or failure is caused by circumstances reasonably beyond the control of the party seeking relief under this section, including, without limitation, regional labor disputes, accidents, any law, order or requirements of any governmental authority, civil disorders or commotions, acts of aggression or terror, fire or other casualty, strikes, acts of God, epidemic or pandemic, explosions, or material shortages.

12.13 Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would require or permit application of the Law of any jurisdiction other than those of the State of Delaware. Any legal suit or proceeding arising out of or related to this Agreement or the rights and obligations granted hereunder may be instituted in the federal courts of the United States or the courts of the State of Delaware and each party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

12.14 Equitable Relief. Each party acknowledges and agrees that a breach or threatened breach of its respective obligations under this Agreement would cause the other party irreparable harm, for which monetary damages would not be adequate compensation and that, in the event of such a breach or threatened breach, each party shall be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from any court without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at Law or in equity or otherwise.

12.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed the same Agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Oratech Pharma, Inc.

By
Name:
Title:

Oramed Ltd.

By
Name:
Title:

Appendix A

[STUDY PROTOCOL]

To be appended.